CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ORION MARINE GROUP, INC.

Orion Marine Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

FIRST: This Certificate of Amendment (this "Amendment") amends the provisions of the Corporation's Certificate of Incorporation, as amended and restated on May 17, 2007 (the "Certificate").

SECOND: Article 1 of the Certificate is hereby amended and restated in its entirety as follows:

The name of the corporation is Orion Group Holdings, Inc. (the "Corporation").

THIRD: This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: All other provisions of the Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, Orion Marine Group, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 19th day of May, 2016.

ORION MARINE GROUP, INC.

By: ______________________
Mark R. Stauffer, President & CEO